Filed Pursuant to Rule 424(b)(2)
Registration No. 333-272447

Pricing Supplement dated February 21, 2025 (To Stock-Linked Underlying Supplement dated September 5, 2023, Prospectus Supplement dated September 5, 2023, and Prospectus dated September 5, 2023)

STRUCTURED INVESTMENTS                    Opportunities in U.S. Equities

$19,279,000 Contingent Income Auto-Callable Securities with Memory Coupon due February 25, 2028

Based on the Performance of the Common Stock of GE Vernova Inc.
Principal at Risk Securities

The Contingent Income Auto-Callable Securities with Memory Coupon (the “securities”) do not guarantee the payment of interest or the repayment of principal. Instead, the securities offer the opportunity for investors to earn a Contingent Quarterly Coupon (plus any previously unpaid Contingent Quarterly Coupons from prior Determination Dates pursuant to the memory coupon feature) at an annual rate of 11.34%, but only with respect to each Determination Date on which the Determination Closing Price of the Underlying Stock is greater than or equal to 50.00% of the Initial Share Price, which we refer to as the Downside Threshold Price. In addition, if the Determination Closing Price of the Underlying Stock is greater than or equal to the Initial Share Price on any Determination Date, the securities will be automatically redeemed for an amount per security equal to the Stated Principal Amount and the Contingent Quarterly Coupon plus any previously unpaid Contingent Quarterly Coupons from prior Determination Dates pursuant to the memory coupon feature. However, if the securities are not automatically redeemed prior to maturity, the Payment at Maturity due on the securities will be as follows: (i) if the Final Share Price is greater than or equal to the Downside Threshold Price, the Stated Principal Amount and the Contingent Quarterly Coupon (plus any previously unpaid Contingent Quarterly Coupons from prior Determination Dates pursuant to the memory coupon feature) with respect to the Final Determination Date, or (ii) if the Final Share Price is less than the Downside Threshold Price, investors will be exposed to the decline in the Underlying Stock on a 1-to-1 basis and will receive a Payment at Maturity that is less than 50.00% of the principal amount of the securities and could be zero. Moreover, if on any Determination Date, the Determination Closing Price of the Underlying Stock is less than the Downside Threshold Price, you will not receive any Contingent Quarterly Coupon for that quarterly period. As a result, investors must be willing to accept the risk of not receiving any Contingent Quarterly Coupons and also the risk of receiving a Payment at Maturity that is significantly less than the Stated Principal Amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no Contingent Quarterly Coupons over the term of the securities and in exchange for the possibility of an automatic early redemption prior to maturity. Investors will not participate in any appreciation of the Underlying Stock.

All payments are subject to the credit risk of CIBC. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, the Underlying Stock. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The securities are not bail-inable debt securities (as defined on page 6 of the prospectus).

Final Terms
Issuer:	Canadian Imperial Bank of Commerce
Underlying Stock:	The common stock of GE Vernova Inc. (Bloomberg symbol: GEV UN)
Aggregate Principal Amount:	$19,279,000
Stated Principal Amount:	$1,000 per security
Issue Price:	$1,000 per security
Pricing Date:	February 21, 2025
Original Issue Date:	February 27, 2025 (4 Business Days after the Pricing Date)
Maturity Date:	February 25, 2028
Early Redemption:	If, on any of the first eleven Determination Dates, the Determination Closing Price of the Underlying Stock is greater than or equal to the Initial Share Price, the securities will be automatically redeemed for an Early Redemption Payment on the related Contingent Payment Date. No further payments will be made on the securities once they have been redeemed.
Early Redemption Payment:	The Early Redemption Payment will be an amount equal to (i) the Stated Principal Amount plus (ii) the Contingent Quarterly Coupon with respect to the related Determination Date and any previously unpaid Contingent Quarterly Coupons from prior Determination Dates pursuant to the memory coupon feature.
Determination Closing Price:	The Closing Price of the Underlying Stock on any Determination Date other than the Final Determination Date.
Contingent Quarterly Coupon with Memory Coupon Feature:

•     If, on any Determination Date, the Determination Closing Price or the Final Share Price, as applicable, is greater than or equal to the Downside Threshold Price, we will pay a Contingent Quarterly Coupon at an annual rate of 11.34% (corresponding to $28.35 per quarter per security) plus any previously unpaid Contingent Quarterly Coupons with respect to any previous Determination Dates pursuant to the memory coupon feature, on the related Contingent Payment Date.

•     If, on any Determination Date, the Determination Closing Price or the Final Share Price, as applicable, is less than the Downside Threshold Price, no Contingent Quarterly Coupon will be paid with respect to that Determination Date.

Determination Dates:	Quarterly, on May 21, 2025, August 21, 2025, November 21, 2025, February 23, 2026, May 21, 2026, August 21, 2026, November 23, 2026, February 22, 2027, May 21, 2027, August 23, 2027, November 22, 2027, and February 22, 2028 (the “Final Determination Date”). Each Determination Date is subject to postponement for non-Trading Days and certain Market Disruption Events as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Reference Stock” in the underlying supplement.
Contingent Payment Dates:	With respect to each Determination Date other than the Final Determination Date, the third Business Day after the related Determination Date. The payment of the Contingent Quarterly Coupon, if any, with respect to the Final Determination Date will be made on the Maturity Date. Each Contingent Payment Date is subject to postponement as described under “Certain Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplement.
Listing:	The securities will not be listed on any securities exchange.
Commissions and Issue Price:	Price to Public	Agent’s Commissions	Proceeds to Issuer
Per Security	$1,000.00	$17.50(1)
		$5.00(2)	$977.50
Total	$19,279,000.00	$337,382.50	$18,845.222.50
$96,395.00

(1) CIBC World Markets Corp. (“CIBCWM”), acting as agent for the Bank, will receive a fee of $22.50 per security and will pay Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) a fixed sales commission of $17.50 for each security they sell. See “Additional Information About the Securities — Supplemental Plan of Distribution (Conflicts of Interest)” below.

(2) Of the $22.50 per security received by CIBCWM, CIBCWM will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each security.

The initial estimated value of the securities on the Pricing Date as determined by CIBC is $947.50 per security, which is less than the price to public. See “Risk Factors—General Risks” beginning on page 12 of this pricing supplement and “Additional Information About the Securities—The Bank’s Estimated Value of the Securities” beginning on page 17 of this pricing supplement for additional information.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved the securities or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10 of this pricing supplement, and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

Stock-Linked Underlying Supplement dated September 5, 2023	Prospectus supplement dated September 5, 2023	Prospectus dated September 5, 2023

Contingent Income Auto-Callable Securities with Memory Coupon due February 25, 2028

Based on the Performance of the Common Stock of GE Vernova Inc.

Principal at Risk Securities

Terms continued from previous page:

Payment at Maturity:	• If the Final Share Price is greater than or equal to the Downside Threshold Price: • If the Final Share Price is less than the Downside Threshold Price:

(i) the Stated Principal Amount plus (ii) the Contingent Quarterly Coupon with respect to the Final Determination Date and any previously unpaid Contingent Quarterly Coupons from prior Determination Dates pursuant to the memory coupon feature

(i) the Stated Principal Amount multiplied by (ii) the Share Performance Factor

Share Performance Factor:	The Final Share Price divided by the Initial Share Price
Downside Threshold Price:	$163.94, which is 50% of the Initial Share Price
Initial Share Price:	$327.88, which was the Closing Price of the Underlying Stock on the Pricing Date, subject to adjustment as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the underlying supplement.
Final Share Price:	The Closing Price of the Underlying Stock on the Final Determination Date.
CUSIP / ISIN:	13607XVY0 / US13607XVY02

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Contingent Income Auto-Callable Securities with Memory Coupon due February 25, 2028

Based on the Performance of the Common Stock of GE Vernova Inc.

Principal at Risk Securities

Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due February 25, 2028 Based on the Performance of the Common Stock of GE Vernova Inc., which we refer to as the securities, provide an opportunity for investors to earn a Contingent Quarterly Coupon (plus any previously unpaid Contingent Quarterly Coupons from prior Determination Dates pursuant to the memory coupon feature) at an annual rate of 11.34% with respect to each quarterly Determination Date on which the Determination Closing Price or the Final Share Price, as applicable, is greater than or equal to 50.00% of the Initial Share Price, which we refer to as the Downside Threshold Price. It is possible that the Closing Price of the Underlying Stock could remain below the Downside Threshold Price for extended periods of time or even throughout the term of the securities so that you may receive few or no Contingent Quarterly Coupons. If the Determination Closing Price is greater than or equal to the Initial Share Price on any of the first eleven Determination Dates, the securities will be automatically redeemed for an Early Redemption Payment equal to the Stated Principal Amount plus the Contingent Quarterly Coupon with respect to the related Determination Date plus any previously unpaid Contingent Quarterly Coupons from prior Determination Dates pursuant to the memory coupon feature. If the securities have not previously been redeemed and the Final Share Price is greater than or equal to the Downside Threshold Price, the Payment at Maturity will also be the sum of the Stated Principal Amount and the Contingent Quarterly Coupon with respect to the Final Determination Date plus any previously unpaid Contingent Quarterly Coupons from prior Determination Dates pursuant to the memory coupon feature. However, if the securities have not previously been redeemed and the Final Share Price is less than the Downside Threshold Price, investors will be exposed to the decline in the Closing Price of the Underlying Stock, as compared to the Initial Share Price, on a 1-to-1 basis. In this case, the Payment at Maturity will be less than 50.00% of the Stated Principal Amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any Contingent Quarterly Coupon. In addition, investors will not participate in any appreciation of the Underlying Stock.

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Contingent Income Auto-Callable Securities with Memory Coupon due February 25, 2028

Based on the Performance of the Common Stock of GE Vernova Inc.

Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a Contingent Quarterly Coupon (plus any previously unpaid Contingent Quarterly Coupons from prior Determination Dates pursuant to the memory coupon feature) at an annual rate of 11.34% with respect to each Determination Date on which the Determination Closing Price or the Final Share Price, as applicable, is greater than or equal to 50.00% of the Initial Share Price, which we refer to as the Downside Threshold Price. The securities may be redeemed prior to maturity for the Stated Principal Amount per security plus the applicable Contingent Quarterly Coupon (plus any previously unpaid Contingent Quarterly Coupons from prior Determination Dates pursuant to the memory coupon feature), and the Payment at Maturity will vary depending on the Final Share Price, as follows:

Scenario 1

On any of the first eleven Determination Dates, the Determination Closing Price is greater than or equal to the Initial Share Price.

•       The securities will be automatically redeemed for (i) the Stated Principal Amount plus (ii) the Contingent Quarterly Coupon with respect to the related Determination Date plus any previously unpaid Contingent Quarterly Coupons from prior Determination Dates pursuant to the memory coupon feature.

•       Investors will not participate in any appreciation of the Underlying Stock from the Initial Share Price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the Final Share Price is greater than or equal to the Downside Threshold Price.

•       The payment due at maturity will be (i) the Stated Principal Amount plus (ii) the Contingent Quarterly Coupon with respect to the Final Determination Date plus any previously unpaid Contingent Quarterly Coupons from prior Determination Dates pursuant to the memory coupon feature.

•       Investors will not participate in any appreciation of the Underlying Stock from the Initial Share Price.

Scenario 3:

The securities are not automatically redeemed prior to maturity, and the Final Share Price is less than the Downside Threshold Price.

The payment due at maturity will be equal to (i) the Stated Principal Amount multiplied by (ii) the Share Performance Factor. Investors will lose a significant portion, and may lose all, of their principal in this scenario.

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Based on the Performance of the Common Stock of GE Vernova Inc.

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the Determination Closing Price and (2) the Final Share Price.

Diagram #1: First Eleven Determination Dates

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

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Based on the Performance of the Common Stock of GE Vernova Inc.

Principal at Risk Securities

Hypothetical Examples

The below examples assume the following and are purely hypothetical (the actual terms of your securities are set forth under “Final Terms” above; the numbers below may have been rounded for ease of analysis):

Hypothetical Initial Share Price:	$100.00
Hypothetical Downside Threshold Price:	$50.00, which is 50% of the hypothetical Initial Share Price
Contingent Quarterly Coupon:	11.34% per annum (corresponding to $28.35 per quarter per security).
Stated Principal Amount:	$1,000 per security

In examples 1 and 2, the Closing Price of the Underlying Stock fluctuates over the term of the securities and the Determination Closing Price of the Underlying Stock is greater than or equal to the hypothetical Initial Share Price of $100.00 on one of the first eleven Determination Dates, and, consequently, the securities are automatically redeemed following the relevant Determination Date. In Examples 3 and 4, the Determination Closing Price on the first eleven Determination Dates is less than the Initial Share Price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Coupon	Early Redemption Amount*	Hypothetical Determination Closing Price	Contingent Quarterly Coupon	Early Redemption Amount*
#1	$61.75	$28.35	N/A	$34.75	$0	N/A
#2	$100.00	—*	$1,028.35	$42.00	$0	N/A
#3	N/A	N/A	N/A	$120.00	—*	$1,085.05
#4	N/A	N/A	N/A	N/A	N/A	N/A
#5	N/A	N/A	N/A	N/A	N/A	N/A
#6	N/A	N/A	N/A	N/A	N/A	N/A
#7	N/A	N/A	N/A	N/A	N/A	N/A
#8	N/A	N/A	N/A	N/A	N/A	N/A
#9	N/A	N/A	N/A	N/A	N/A	N/A
#10	N/A	N/A	N/A	N/A	N/A	N/A
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

*The Early Redemption Amount includes the unpaid Contingent Quarterly Coupon with respect to the Determination Date on which the Determination Closing Price is greater than or equal to the Initial Share Price plus any previously unpaid Contingent Quarterly Coupons with respect to any previous Determination Dates pursuant to the memory coupon feature, and the securities are redeemed early as a result .

•            In Example 1, the securities are automatically redeemed following the second Determination Date, as the Determination Closing Price on the second Determination Date is equal to the Initial Share Price. You receive the Early Redemption Payment, calculated as follows:

Stated Principal Amount + Contingent Quarterly Coupon = $1,000.00 + $28.35 = $1,028.35

In this example, the early redemption feature limits the term of your investment to approximately 6 months, and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving Contingent Quarterly Coupons.

•            In Example 2, the securities are automatically redeemed following the third Determination Date, as the Determination Closing Price on the third Determination Date is greater than the Initial Share Price. Because the Closing Price of the Underlying

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Based on the Performance of the Common Stock of GE Vernova Inc.

Principal at Risk Securities

Stock is equal to or greater than the Downside Threshold Price on the third Determination Date, you receive the Early Redemption Amount on the related Contingent Payment Date, calculated as follows:

Stated Principal Amount + Contingent Quarterly Coupon with respect to the third Determination Date
+ previously unpaid Contingent Quarterly Coupons with respect to the first and second Determination Dates

= $1,000.00 + $28.35 + $56.70 = $1,085.05

In this example, the early redemption feature limits the term of your investment to approximately 9 months, and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving Contingent Quarterly Coupons. Further, although the Underlying Stock has appreciated by 20.00% from its Initial Share Price on the third Determination Date, your return will be limited to the Contingent Quarterly Coupon with respect to the third Determination Date and the previously unpaid Contingent Quarterly Coupons with respect to the first and second Determination Dates pursuant to the memory coupon feature, and you will not benefit from such appreciation.

	Example 3			Example 4
Determination Dates	Hypothetical Determination Closing Price / Final Share Price	Contingent Quarterly Coupon	Early Redemption Amount	Hypothetical Determination Closing Price / Final Share Price	Contingent Quarterly Coupon	Early Redemption Amount
#1	$49.15	$0	N/A	$43.30	$0	N/A
#2	$43.95	$0	N/A	$42.65	$0	N/A
#3	$49.80	$0	N/A	$49.40	$0	N/A
#4	$47.20	$0	N/A	$48.10	$0	N/A
#5	$47.85	$0	N/A	$46.80	$0	N/A
#6	$42.00	$0	N/A	$44.20	$0	N/A
#7	$40.05	$0	N/A	$38.50	$0	N/A
#8	$40.85	$0	N/A	$40.85	$0	N/A
#9	$48.06	$0	N/A	$48.06	$0	N/A
#10	$42.05	$0	N/A	$42.05	$0	N/A
#11	$45.01	$0	N/A	$45.01	$0	N/A
Final Determination Date	$40.00	$0	N/A	$90.00	—*	N/A
Payment at Maturity*	$400.00			$1,340.20

*The final Contingent Quarterly Coupon (and any previously unpaid Contingent Quarterly Coupons pursuant to the memory coupon feature), if any, will be paid at maturity.

Examples 3 and 4 illustrate the Payment at Maturity per security based on the Final Share Price.

•           In Example 3, the Closing Price of the Underlying Stock remains below the Downside Threshold Price on every Determination Date. As a result, you do not receive any Contingent Quarterly Coupons during the term of the securities and, at maturity, you are fully exposed to the decline in the Closing Price of the Underlying Stock. As the Final Share Price is less than the Downside Threshold Price, investors will receive a Payment at Maturity equal to the Stated Principal Amount multiplied by the Share Performance Factor, calculated as follows:

Stated Principal Amount × Share Performance Factor = $1,000.00 × ($40.00 / $100.00) = $400.00

In this example, the Payment at Maturity is significantly less than the Stated Principal Amount.

In Example 4, the Closing Price of the Underlying Stock decreases to a Final Share Price of $90.00. On the final Determination Date, although the Final Share Price is less than the Initial Share Price, the Final Share Price is equal to or greater than the Downside

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Threshold Price and therefore you receive the Stated Principal Amount plus the Contingent Quarterly Coupon with respect to the Final Determination Date and the previously unpaid Contingent Quarterly Coupons with respect to the previous Determination Dates pursuant to the memory coupon feature. Your Payment at Maturity is calculated as follows:

Stated Principal Amount + Contingent Quarterly Coupon with respect to the Final Determination Date
+ previously unpaid Contingent Quarterly Coupons with respect to the prior Determination Dates

= $1,000.00 + $28.35 + $311.85 = $1,340.20

In this example, although the Final Share Price represents a 10.00% decline from the Initial Share Price, the Final Share Price is equal to or greater than the Downside Threshold Price and therefore you receive at maturity the Stated Principal Amount per security plus the Contingent Quarterly Coupon with respect to the Final Determination Date and the previously unpaid Contingent Quarterly Coupons with respect to the previous Determination Dates pursuant to the memory coupon feature, equal to $1,340.20 per security (a total return of 34.02% on the securities).

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Based on the Performance of the Common Stock of GE Vernova Inc.

Principal at Risk Securities

Supplemental Terms of the Securities

For purposes of the securities offered by this pricing supplement, all references to each of the following terms used in the accompanying underlying supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Underlying Supplement Term Coupon Determination Date/ Call Observation Date Coupon Payment Date Final Valuation Date Initial Price Reference Asset/Reference Stock	Pricing Supplement Term Determination Date Contingent Payment Date Final Determination Date Initial Share Price Underlying Stock

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Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to the Structure of the Securities

•	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not provide a fixed interest or guarantee the return of any of the Stated Principal Amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the Final Share Price is less than the Downside Threshold Price, you will lose 1% for every 1% decline in the Final Share Price from the Initial Share Price. In this case, the Payment at Maturity will be less than 50.00% of the Stated Principal Amount and could be zero.

•	The securities do not provide for the payment of fixed interest, and you may receive no Contingent Quarterly Coupons on most or all of the Coupon Payment Dates. The terms of the securities differ from those of conventional debt securities in that they do not provide for the payment of fixed interest. Instead, the securities will pay a Contingent Quarterly Coupon (plus any previously unpaid Contingent Quarterly Coupons from prior Determination Dates) only if the Closing Price of the Underlying Stock on the related Determination Date is at or above the Downside Threshold Price. Although the securities have a memory coupon feature, if the Closing Price of the Underlying Stock is below the Downside Threshold Price on each Determination Date over the term of the securities, you will not receive any Contingent Quarterly Coupons over the entire term of the securities, and you will not receive a positive return on your securities. Generally, this non-payment of the Contingent Quarterly Coupons coincides with a period of greater risk of principal loss on your securities. If you do not earn sufficient Contingent Quarterly Coupons over the term of the securities, the overall return on the securities may be less than the return on a conventional debt security of ours with comparable maturity. Even if all of the Contingent Quarterly Coupons are paid during the term of the securities, the payments may be at irregular intervals, and a significant portion of the term of the securities may pass without any payments being made.

•	Investors will not participate in any appreciation in the price of the Underlying Stock and the return on the securities will be limited to any Contingent Quarterly Coupons paid on the securities. Payments on the securities, whether at maturity or upon an early redemption, will not exceed the Stated Principal Amount plus any Contingent Quarterly Coupons, and any positive return you receive on the securities will be composed solely of any Contingent Quarterly Coupons. You will not participate in any appreciation of the Underlying Stock. Therefore, if the appreciation of the Underlying Stock exceeds any Contingent Quarterly Coupons paid to you, the securities will underperform an investment in the Underlying Stock or the securities linked to the Underlying Stock providing a full participation in the appreciation.

•	The automatic early redemption feature limits your potential return. If the securities are redeemed, the Early Redemption Payment is limited to the Stated Principal Amount plus the applicable Contingent Quarterly Coupon (plus any previously unpaid Contingent Quarterly Coupons from prior Determination Dates). If the securities are redeemed, you will lose the opportunity to continue to receive any Contingent Quarterly Coupons from the relevant early redemption date to the Maturity Date, and the total return on the securities could be minimal. Because of the automatic early redemption feature, the term of your investment in the securities may be limited to a period that is shorter than the original term of the securities and may be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically redeemed prior to the Maturity Date.

•	Higher Contingent Quarterly Coupon or lower Downside Threshold Price are generally associated with a reference asset with greater expected volatility and therefore can indicate a greater risk of loss. “Volatility” refers to the frequency and magnitude of changes in the price of a reference asset. The greater the expected volatility with respect to a reference asset on the Pricing Date, the higher the expectation as of the Pricing Date that the price of that reference asset could close below its Downside Threshold Price on the Final Determination Date, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher Contingent Quarterly Coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold Price or a higher Contingent Quarterly Coupon) than for similar securities linked to the performance of a reference asset with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Contingent Quarterly Coupon may indicate an increased risk of loss. Further, a relatively lower Downside Threshold Price may not necessarily indicate that the securities have a greater likelihood of a repayment of principal at maturity. The volatility of the Underlying Stock can change significantly over the term of the securities. The price of the Underlying Stock could fall sharply, which could result in few or no payment of Contingent Quarterly Coupons and a significant or even complete loss of principal.

•	The payments on the securities are based only on the Closing Prices of the Underlying Stock on the Determination Dates. The payments on the securities will be based on the Closing Prices of the Underlying Stock on the Determination Dates, including the Final Determination Date. Therefore, for example, if the Closing Price of the Underlying Stock has declined as of each Determination Date below the Initial Share Price or the Downside Threshold Price, as applicable, the securities will not be redeemed and the Contingent Quarterly Coupons will not be payable.

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Similarly, if the Final Share Price has declined as of the Final Determination Date below the Downside Threshold Price, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the Closing Price of the Underlying Stock other than on the Final Determination Date. Although the actual price of the Underlying Stock at other times during the term of the securities may be higher than its Closing Price on an Determination Date, the payments on the securities will not benefit from the Closing Price of the Underlying Stock at any time other than the Determination Dates.

•	Investing in the securities is not equivalent to investing in the Underlying Stock. The securities will be paid in cash and you will have no right to receive any shares of the Underlying Stock. As a holder of the securities, you will not have any ownership interest or rights in the Underlying Stock, such as voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Stock. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of the Underlying Stock and received the dividends paid or distributions made on them, and the return on the securities may be less than a comparable investment directly in the Underlying Stock.

Risks Relating to the Underlying Stock

•	The securities will be subject to single stock risk. The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

•	The antidilution adjustments that the calculation agent is required to make do not cover every event that could affect the price of the Underlying Stock. The calculation agent will adjust the Initial Share Price and, consequently, the Downside Threshold Price, for certain events affecting the price of the Underlying Stock. However, the calculation agent will not make an adjustment for every event that can affect the price of the Underlying Stock. If an event occurs that does not require the calculation agent to adjust the price of the Underlying Stock, the market price of the securities may be materially and adversely affected.

•	We have no affiliation with GE Vernova Inc. GE Vernova Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to GE Vernova Inc. in connection with this offering.

•	We may engage in business with or involving GE Vernova Inc. without regard to your interests. We or our affiliates may presently or from time to time engage in business with GE Vernova Inc. without regard to your interests and thus may acquire non-public information about GE Vernova Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to GE Vernova Inc., which may or may not recommend that investors buy or hold the Underlying Stock.

•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the Underlying Stock, or engaging in transactions therein, and any such action could adversely affect the value of the Underlying Stock or the securities. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

•	The securities are subject to risks associated with the Underlying Stock that has a very limited trading history. The Underlying Stock began trading on March 27, 2024. Accordingly, there is very limited trading history available for the Underlying Stock upon which you can evaluate its prior performance.

Conflicts of Interest

•	Certain business, trading and hedging activities of us and our affiliates may create conflicts with your interests and could potentially adversely affect the value of the securities. We and our affiliates may engage in trading and other business activities related to the Underlying Stock that are not for your account or on your behalf. We and our affiliates also may issue or underwrite other financial instruments with returns based upon the Underlying Stock. These activities may present a conflict of interest between your interest in the securities and the interests that we and our affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, and which may be revised at any time without notice to you. Any such research, opinions or recommendations could adversely affect the price of the Underlying Stock, and therefore, the market value of the securities. These trading and other business activities, if they adversely affect the price of the Underlying Stock or secondary trading in your securities, could be adverse to your interests as a beneficial owner of the securities.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the securities, including hedging our obligations under the securities and making the assumptions and inputs used to determine the pricing of the securities and the initial estimated value of the securities when the terms of the securities were set. We expect to hedge our obligations under the securities through CIBCWM, one of our other affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the securities. Any of these hedging activities may adversely affect the price of the Underlying Stock and

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therefore the market value of the securities and the amount you will receive, if any, on the securities. In connection with such activities, the economic interests of us and our affiliates may be adverse to your interests as an investor in the securities. Any of these activities may adversely affect the value of the securities. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, one or more of our affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the securities even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, our affiliates or any unaffiliated counterparty receive for the sale of the securities, which creates an additional incentive to sell the securities to you. We, our affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities.

•	There are potential conflicts of interest between you and the calculation agent. The calculation agent will determine, among other things, the amount of payments on the securities. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event has occurred, determine the price of the Underlying Stock if a scheduled Determination Date is postponed to the last possible day, and make certain anti-dilution adjustments with respect to the Underlying Stock if certain corporate events occur. See “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Reference Stock” and “—Anti-Dilution Adjustments” in the underlying supplement. These determinations may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

General Risks

•	Payments on the securities are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the securities. The securities are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the securities will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. Any payments to be made on the securities depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the securities and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the securities. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

•	The Bank’s initial estimated value of the securities is lower than the initial issue price (price to public) of the securities. The initial issue price of the securities exceeds the Bank’s initial estimated value because costs associated with selling and structuring the securities, as well as hedging the securities, are included in the initial issue price of the securities. See “Additional Information About the Securities—The Bank’s Estimated Value of the Securities” beginning on page 17 of this pricing supplement.

•	The Bank’s initial estimated value does not represent future values of the securities and may differ from others’ estimates. The Bank’s initial estimated value of the securities is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the securities were set. This estimated value was based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Pricing Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the securities could change significantly based on, among other things, changes in market conditions, including the price of the Underlying Stock, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the securities from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the securities in any secondary market (if any exists) at any time. See “Additional Information About the Securities—The Bank’s Estimated Value of the Securities” beginning on page 17 of this pricing supplement.

•	The Bank’s initial estimated value of the securities was not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of the Bank’s initial estimated value of the securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the securities to be more favorable to you. Consequently, our use of an internal funding rate for market-linked securities had an adverse effect on the economic terms of the securities and the initial estimated value of the securities on the Pricing Date, and could have an adverse effect on any secondary market prices of the securities. See “Additional Information About the Securities—The Bank’s Estimated Value of the Securities” beginning on page 17 of this pricing supplement.

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•	If CIBCWM were to repurchase your securities after the Original Issue Date, the price may be higher than the then-current estimated value of the securities for a limited time period. While CIBCWM may make markets in the securities, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Original Issue Date at which it would be willing to repurchase the securities will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 12 months after the Pricing Date, the price at which CIBCWM may repurchase the securities is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the securities will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the securities, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the securities shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the securities at that time, and could be lower than CIBCWM’s price.

•	Economic and market factors may adversely affect the terms and market price of the securities prior to maturity or early redemption. Because structured notes, including the securities, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the securities at issuance and the market price of the securities prior to maturity or early redemption. These factors include the price of the Underlying Stock; the volatility of the Underlying Stock; the dividend rate paid on the Underlying Stock; the time remaining to the maturity or early redemption of the securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

•	The securities will not be listed on any securities exchange and we do not expect a trading market for the securities to develop. The securities will not be listed on any securities exchange. Although CIBCWM and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop for the securities. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to maturity or early redemption. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to maturity or early redemption.

Tax Risks

•	The tax treatment of the securities is uncertain. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your own tax situation. See “Additional Information About the Securities — United States Federal Income Tax Considerations” and “— Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

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Information About the Underlying Stock

GE Vernova Inc. is an electric power company that provides products and services that generate, transfer, orchestrate, convert, and store electricity. The Underlying Stock is registered under the Exchange Act. Information provided to or filed with the SEC by GE Vernova Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-41966 through the SEC’s website at www.sec.gov. In addition, information regarding GE Vernova Inc. may be obtained from other sources, including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither we or any of our affiliates makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the Underlying Stock is accurate or complete.

Information as of market close on February 21, 2025:

Bloomberg Ticker Symbol:	GEV	52 Week High (on 1/23/2025):	$437.71
Current Stock Price:	$327.88	52 Week Low (on 4/5/2024):	$122.70
52 Weeks Ago:	N/A

Historical Performance of the Underlying Stock

The following table sets forth the published high and low Closing Prices of, as well as dividends on, the Underlying Stock for each quarter from March 27, 2024, the date when this Underlying Stock began trading, through February 21, 2025. The graph below shows the daily Closing Prices of the Underlying Stock for the same period. We obtained the information in the table and the graph below from Bloomberg L.P. (“Bloomberg”) without independent verification. The historical Closing Prices of the Underlying Stock may have been adjusted for stock splits and other corporate events. The historical performance of the Underlying Stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the Underlying Stock at any time during the term of the securities, including the Determination Dates. We cannot give you assurance that the performance of the Underlying Stock will result in the return of any of your investment.

Common Stock of GE Vernova Inc. (CUSIP 36828A101)	High ($)	Low ($)	Dividends ($)

2024
First Quarter (from March 27, 2024)	136.75	131.25	0.1300
Second Quarter	181.45	122.70	0.1250
Third Quarter	255.48	160.00	0.1250
Fourth Quarter	349.44	252.29	0.0000
2025
First Quarter (through February 21, 2025)	437.71	327.88	0.0433

We make no representation as to the amount of dividends, if any, that may be payable on the Underlying Stock in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Stock.

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Common Stock of GE Vernova Inc. – Daily Closing Prices March 27, 2024 to February 21, 2025

*The green solid line indicates the Downside Threshold Price, which is 50.00% of the Initial Share Price (the Closing Price of the Underlying Stock on February 21, 2025).

This document relates only to the securities offered hereby and does not relate to the Underlying Stock or other securities of GE Vernova Inc. We have derived all disclosures contained in this document regarding the Underlying Stock from the publicly available documents described above. In connection with the offering of the securities, neither we nor any of our affiliates has participated in the preparation of such documents or made any due diligence inquiry with respect to GE Vernova Inc. Neither we nor any of our affiliates makes any representation that such publicly available documents or any other publicly available information regarding GE Vernova Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the Underlying Stock (and therefore the price of the Underlying Stock at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning GE Vernova Inc. could adversely affect the price of the Underlying Stock and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Stock.

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Additional Information About the Securities

Calculation Agent	CIBC
Minimum Ticketing Size	$1,000 / 1 security
United States Federal Income Tax Considerations

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the securities. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the securities. It applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the securities are uncertain. No statutory, judicial or administrative authority directly discusses how the securities should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the securities as prepaid derivative contracts. Pursuant to the terms of the securities, you agree to treat the securities in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, cash redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction (other than amounts representing accrued but unpaid Contingent Quarterly Coupons) and the amount that you paid for your securities. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your securities for more than one year. Although the tax treatment of the Contingent Quarterly Coupons is unclear, we intend to treat any Contingent Quarterly Coupons, including at maturity or upon an early redemption, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

The expected characterization of the securities is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the securities in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the securities and certain other considerations with respect to an investment in the securities, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

With respect to the discussion in the underlying supplement regarding “dividend equivalent” payments, the IRS has issued a notice that provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the securities are not “delta-one” instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. For a more detailed discussion of withholding responsibilities on dividend equivalent payments, Non-U.S. Holders should consult the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders” in the underlying supplement and consult with their own tax advisors.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the securities for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations	In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a security pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the security; (c) does not use or hold and is not deemed to use or hold the security in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the security; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the security is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes

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of the Hybrid Mismatch Rules, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Rules”). Investors should note that the Hybrid Mismatch Rules are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning securities under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the securities, interest payable on the securities should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a security as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the securities to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the securities from CIBC for distribution to Morgan Stanley Wealth Management. Morgan Stanley Wealth Management and its financial advisors will collectively receive from CIBCWM a fixed sales commission of $17.50 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each security. The costs included in the original issue price of the securities will also include a fee paid by CIBCWM to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest for providing certain electronic platform services with respect to this offering.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We will deliver the securities against payment therefor in New York, New York on a date that is more than one business day following the Pricing Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the securities. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any securities after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the securities, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the securities includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the securities. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the securities. As a result, you may experience an immediate and substantial decline in the market value of your securities on the Original Issue Date.

The Bank’s Estimated Value of the Securities	The Bank’s initial estimated value of the securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would

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be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—The Bank’s initial estimated value of the securities was not determined by reference to credit spreads for our conventional fixed-rate debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the securities is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the securities was determined when the terms of the securities were set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—The Bank’s initial estimated value does not represent future values of the securities and may differ from others’ estimates” in this pricing supplement.
The Bank’s initial estimated value of the securities is lower than the initial issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the initial issue price of the securities. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors—The Bank’s initial estimated value of the securities is lower than the initial issue price (price to public) of the securities” in this pricing supplement.
Where You Can Find More Information

You should read this pricing supplement together with the prospectus dated September 5, 2023 (the “prospectus”), the prospectus supplement dated September 5, 2023 (the “prospectus supplement”) and the Stock-Linked Underlying Supplement dated September 5, 2023 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this document are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows:

•      Underlying supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098174/tm2322483d90_424b5.htm

•      Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

•     Prospectus dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

Validity of the Securities	In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the securities have been duly executed, authenticated and issued in accordance with the indenture, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to

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Principal at Risk Securities

such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated June 6, 2023, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.

In the opinion of Mayer Brown LLP, when the securities have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, the securities will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated June 6, 2023, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.

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